Stillwater Mining Names New Director

BILLINGS, MT -- 12/10/2008 -- STILLWATER MINING COMPANY (NYSE: SWC) announced today that the Board of Directors has elected Michael E. McGuire, Jr., 43, as a director of the Company.

Michael McGuire is founder and managing partner of Triple Trunk Capital LLC, which provides liquidity to middle-tier corporate clients and banks in the Russian market through the use of structured trade finance, structured finance and asset backed lending strategies. Prior to organizing Triple Trunk Capital, he founded and from 1991 to 2006 served as managing director of ARIA Worldwide, Inc., which focused on commodity trading and structured trade finance in Russia and the Slavic republics of the former Soviet Union. Mr. McGuire began his career at Manufacturers Hanover Trust Co (n/k/a JPMorgan Chase) in 1988. He holds a Bachelor of Science degree from Babson College in Wellesley, MA.

Mr. McGuire also currently is managing partner of Triple Trunk Investment Management LLC, which is responsible for managing Smart Hydrogen, Inc., a fuel cell manufacturer. He serves on the Board of Plug Power, Inc. and is the chairman of ITP Foundation, a non-profit organization dedicated to increasing the awareness of a rare bleeding disorder.

Commenting on Mr. McGuire's appointment Frank McAllister, Stillwater's Chairman and Chief Executive Officer, said, "We are very pleased to have Michael join the Company's Board. He brings to us the benefit of considerable international business experience, including extensive experience and contacts within the Russian Federation. We look forward to benefitting from his insight and contributions as a director of Stillwater Mining Company."

Mr. McGuire is a nominee of Norimet Limited, the Company's majority stockholder and a subsidiary of MMC Norilsk Nickel. Under its Stockholders Agreement with the Company, Norimet is entitled to appoint a candidate to fill any Buyer Director vacancy in the Company's Board of Directors resulting from the resignation or removal of a Buyer Director, subject to approval by the Company's governance and nominating committee. After review with counsel, the governance and nominating committee believes that Mr. McGuire qualifies as an independent director, based on the criteria established by the New York Stock Exchange and by the Sarbanes-Oxley Act of 2002.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and the only significant primary producer of platinum group metals outside of South Africa. The Company is traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

CONTACT:
Gregory A. Wing
Chief Financial Officer
(406) 373-8700